Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
August 12, 2020	William S. Marshall	Trisha Meade
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 285-5390
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2020 Results

Generated $623.6 million of Operating Cash Flow in FY2020

Fourth-Quarter Fiscal 2020 Highlights

•	Total case volume declined 11.5%
•	Net sales declined 2.1% to $5.8 billion
•	Gross profit declined 8.7% to $639.1 million
•	Net loss of $151.2 million
•	Adjusted EBITDA declined 97.6% to $3.8 million[1]
•	Diluted loss per share of $1.19
•	Adjusted Diluted loss per share of $0.86[1]

Full-Year Fiscal 2020 Highlights

•	Total case volume grew 7.6%
•	Net sales increased 27.1% to $25.1 billion
•	Gross profit improved 14.2% to $2.9 billion
•	Net loss of $114.1 million
•	Cash Flow from Operating Activities of $623.6 million, an increase of $306.2 million versus the prior year
•	Adjusted EBITDA declined 14.7% to $405.5 million[1]
•	Diluted loss per share of $1.01
•	Adjusted Diluted Earnings Per Share (“EPS”) declined 67.1% to $0.70 [1]

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2020 business results.

“Fiscal 2020 has been one of the most dynamic years in PFG’s history,” said George Holm, PFG’s Chairman, President & Chief Executive Officer. “We started the year by announcing the acquisition of Reinhart, which closed in late December. We are extremely pleased with this transaction and the integration of Reinhart continues to progress well.

“While our fiscal fourth quarter was challenging, I am pleased with our business recovery and momentum. Our weekly sales trends have improved significantly from the March lows and we are seeing notable market share gains in many of our key markets. Our business is in a strong financial position due to working capital management and capital market activity. By continuing to focus on our customer relationships and high levels of service while managing our cost base and cash flow, I believe we will be a stronger organization when we emerge from these difficult times.”

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Diluted loss per share, and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Fourth-Quarter Fiscal 2020 Financial Summary

Total case volume declined 11.5% for the fourth quarter of fiscal 2020 compared to the prior year period, with an underlying organic decline of 34.2%. Total case volume included a full quarter of Eby-Brown Company, LLC (“Eby-Brown”), Reinhart Foodservice, LLC (“Reinhart”), a 0.8% decrease in independent cases, and declines in Performance Brands cases. Excluding the Reinhart acquisition, independent cases declined 25.8% in the fourth quarter.

Net sales for the fourth quarter of fiscal 2020 decreased 2.1% to $5.8 billion compared to the prior year period. The decline in net sales was primarily attributable to the effects of the novel coronavirus (“COVID-19”) pandemic, partially offset by the recent acquisitions of Eby-Brown and Reinhart. The acquisition of Eby-Brown contributed an additional $376.8 million to net sales for the fourth quarter of fiscal 2020, including an additional $93.9 million related to excise taxes, as compared to the prior year period, while the acquisition of Reinhart contributed $1,169.9 million to net sales for the fourth quarter of fiscal 2020. Additionally, the decrease in net sales was partially offset by an increase in selling price per case as a result of inflation and mix. Overall food cost inflation was approximately 0.8%.

Gross profit for the fourth quarter of fiscal 2020 fell 8.7% to $639.1 million compared to the prior year period. The gross profit decline was driven by the current economic environment surrounding the outbreak of COVID-19, partially offset by recent acquisitions. In the fourth quarter of fiscal 2020, the Company recorded $28.8 million of inventory write-offs, which represents a $22.8 million increase over the prior year period. Gross margin as a percentage of net sales was 11.1% for the fourth quarter of fiscal 2020 compared to 11.9% for the prior year period. The gross margin decline reflects Eby-Brown’s lower margins.

Operating expenses rose 44.2% to $864.7 million in the fourth quarter of fiscal 2020 compared to the prior year period. The increase in operating expenses was primarily due to recent acquisitions, an increase in professional fees related to acquisitions, and an increase in contingent consideration accretion expense related to the Eby-Brown acquisition. Additionally, in the fourth quarter of fiscal 2020, the Company recorded a total of $48.2 million of reserves for expected credit losses for customer receivables due to the current economic environment resulting from COVID-19, which represents a $48.8 million increase over the prior year period. These increases were partially offset by a decrease in bonus expense.

The fourth quarter of fiscal 2020 resulted in a net loss of $151.2 million compared to net income of $63.2 million in the prior year period. The decline was primarily a result of the $326.1 million decrease in operating profit and a $20.7 million increase in interest expense, partially offset by a $130.9 million decrease in income tax expense. The effective tax rate for the fourth quarter of fiscal 2020 was approximately 42.3% compared to 23.9% in the fourth quarter of fiscal 2019. The effective tax rate for three months ended June 27, 2020 differed from the prior year period primarily due to the benefit from a federal net operating loss carryback at a rate higher than the current statutory tax rate, state tax credits generated, and an increase of non-deductible expenses and discrete items as a percentage of book income, which is significantly lower than the book income for the same period of fiscal 2019.

EBITDA decreased 193.4% to negative $133.7 million in the fourth quarter of fiscal 2020 compared to the prior year period. For the quarter, Adjusted EBITDA declined 97.6% to $3.8 million compared to the prior year period.

Diluted loss per share was $1.19 in the fourth quarter of fiscal 2020 compared to diluted EPS of $0.60 in the prior year period. Adjusted Diluted loss per share was $0.86 in the fourth quarter of fiscal 2020 compared to Adjusted Diluted EPS of $0.77 in the prior year period.

Fiscal 2020 Financial Summary

Total case volume increased 7.6% in fiscal 2020, with an underlying organic decline of 10.0%, as compared to the prior year. During fiscal 2020, total independent case volume increased 9.9%. Excluding Reinhart, independent case volume declined 5.1%.

Net sales for fiscal 2020 was $25.1 billion, an increase of 27.1% versus the prior year. The increase in net sales was primarily attributable to Eby-Brown and Reinhart. The acquisition of Eby-Brown contributed an additional $4,223.7 million to net sales for fiscal 2020, including an additional $909.8 million related to tobacco excise taxes, as compared to the prior year, while the acquisition of Reinhart contributed $2,525.0 million to net sales for fiscal 2020.

Gross profit for fiscal 2020 increased 14.2% to $2.9 billion compared to the prior year. The gross profit increase was led by recent acquisitions. The acquisition of Reinhart contributed an increase of $316.8 million of gross profit for fiscal 2020, while the acquisition of Eby-Brown contributed an increase of $203.2 million of gross profit for fiscal 2020, as compared to the prior year. These increases were partially offset by the decline in organic case volume. Additionally, in fiscal 2020, the Company recorded $54.5 million of inventory write-offs as a result of the impact of COVID-19 on our operations, which is a $30.4 million increase compared to fiscal 2019. Gross margin as a percentage of net sales was 11.4% for fiscal 2020 compared to 12.7% for the prior year. The gross margin decline reflects Eby-Brown’s lower margins.

Operating expenses increased 33.1% to $3.0 billion in fiscal 2020 compared to the prior year. The increase was primarily due to recent acquisitions. The acquisition of Reinhart resulted in an increase in operating expenses excluding depreciation and amortization of $327.5 million for fiscal 2020, while the acquisition of Eby-Brown resulted in an increase in operating expenses excluding depreciation and amortization of $179.0 million for fiscal 2020, as compared to fiscal 2019. The increase in operating expenses was also driven by an increase in professional fees related to acquisitions and an increase in contingent consideration accretion expense related to the Eby-Brown acquisition, partially offset by a decrease in bonus expense. In fiscal 2020, the Company recorded $78.0 million of reserves for expected credit losses for customer receivables due to the current economic environment resulting from COVID-19, which results in a $68.3 million increase over the prior fiscal year.

The Company recorded a net loss of $114.1 million for fiscal 2020 compared to net income of $166.8 million for the prior year. The decline in net income was primarily attributable to a $382.3 million decrease in operating profit along with a $51.5 million increase in interest expense, partially offset by a $159.6 million decrease in income tax expense. The effective tax rate for fiscal 2020 was approximately 48.6% compared to 23.6% for fiscal 2019.

EBITDA decreased 61.0% to $171.0 million in fiscal 2020 compared to the prior year. Adjusted EBITDA decreased 14.7% to $405.5 million compared to the prior year.

Diluted loss per share was $1.01 in fiscal 2020 compared to diluted EPS of $1.59 for the prior year. Adjusted Diluted EPS decreased 67.1% over the prior year to $0.70 in fiscal 2020.

Cash Flow, Capital Spending and Liquidity

In fiscal 2020, PFG generated $623.6 million in cash flow from operating activities, an increase of $306.2 million versus the prior year. The increase in cash flow from operating activities was largely driven by our net working capital, partially offset by lower operating income and higher interest paid. For fiscal 2020, PFG invested $158.0 million in capital expenditures, an increase of $18.9 million versus the prior year period. In fiscal 2020, PFG delivered Free Cash Flow of $465.6 million1, an increase of approximately $287.3 million versus the prior year.

As of June 27, 2020, PFG had approximately $2.1 billion of total liquidity, comprised of $420.7 million of cash and $1,712.2 million of excess availability on its Asset-Based Lending Facility (“ABL Facility”).

Capital Markets Activity

On April 16, 2020, the Company entered into an underwriting agreement related to the issuance and sale of 15,525,000 shares of its common stock for a cash offering price of $22.50 per share ($21.77 per share net of underwriting discounts and commissions), including the exercise in full by the underwriters of their option to purchase additional shares on April 20, 2020. The aggregate offering price of the issued common stock was $349.3 million. In connection with the offering, the Company paid the underwriters a discount of $0.73 per share, for total underwriting discounts and commissions of $11.3 million. In addition, the Company incurred direct offering expenses of $0.5 million. The Company used the $337.5 million of net proceeds from the offering for working capital and other general corporate purposes.

On April 24, 2020, Performance Food Group, Inc., a subsidiary of the Company, issued and sold $275.0 million aggregate principal amount of its 6.875% Senior Notes due 2025 (the “Notes due 2025”), pursuant to an indenture dated as of April 24, 2020. The Notes due 2025 were issued at 100.0% of their par value. The Notes due 2025 mature on May 1, 2025 and bear interest at a rate of 6.875% per year, payable semi-annually in arrears. The proceeds from the Notes due 2025 were used for working capital and general corporate purposes and to pay the fees, expenses, and other transaction costs incurred in connection with the Notes due 2025.

On April 29, 2020, the Company entered into the First Amendment to the ABL Facility, which increased the aggregate principal amount of credit to $3.11 billion. Included in this aggregate principal is a $110.0 million 364-day maturity loan that is junior to the other obligations owed under the ABL Facility (“Additional Junior Term Loan”). Borrowings under the Additional Junior Term Loan bear interest at LIBOR plus 5.0% per annum with respect to any loan which is a LIBOR loan and Prime plus 4.0% per annum with respect to any loan which is a base rate loan.

Fourth-Quarter Fiscal 2020 Segment Results

Foodservice

Fourth-quarter net sales for Foodservice increased 0.8% to $4.0 billion compared to the prior year period. Net sales growth was driven by the acquisition of Reinhart, which also drove an increase in cases sold. The acquisition of Reinhart contributed $1,169.9 million to net sales for the fourth quarter of fiscal 2020. For the fourth quarter of fiscal 2020, independent sales as a percentage of total segment sales was 34.4%.

Fourth-quarter EBITDA for Foodservice decreased 79.6% to $27.0 million compared to the prior year period. Gross profit increased 0.7% in the fourth quarter of fiscal 2020 compared to the prior year period as a result of the Reinhart acquisition. In the fourth quarter of fiscal 2020, Foodservice recorded a total of $17.7 million of inventory write-offs due to the impact of COVID-19 on its operations, which is an increase of $12.4 million compared to the fourth quarter of fiscal 2019. Operating expenses excluding depreciation and amortization increased 28.7% compared to the prior year period as a result of the acquisition of Reinhart and an increase in reserves for expected credit losses for customer receivables due to COVID-19. Foodservice recorded a total of $41.1 million of bad debt expense in the fourth quarter of fiscal 2020, resulting in a $41.0 million increase compared to the prior year period.

Vistar

For the fourth quarter of fiscal 2020, net sales for Vistar decreased 8.1% to $1.8 billion compared to the prior year period. This decrease was driven by the current economic environment due to COVID-19, partially offset by the acquisition of Eby-Brown. The acquisition of Eby-Brown contributed an additional $376.8 million to net sales for the fourth quarter of fiscal 2020, including an additional $93.9 million related to excise taxes, as compared to the prior year period.

Fourth-quarter EBITDA for Vistar decreased 313.8% to negative $110.3 million versus the prior year period. Gross profit decline of 35.2% for the fourth quarter of fiscal 2020 compared to the prior year period was fueled by the current economic environment due to COVID-19. In the fourth quarter of fiscal 2020, Vistar recorded a total of $11.1 million of inventory write-offs due to the impact of COVID-19 on its operations, which is an increase of $10.4 million over the prior year period. Operating expense excluding depreciation and amortization growth of 75.4% for the fourth quarter of fiscal 2020 was primarily the result of recent acquisitions and an increase in reserves for expected credit losses for customer receivables due to COVID-19. Vistar recorded a total of $6.9 million of bad debt expense in the fourth quarter of fiscal 2020, resulting in a $7.7 million increase compared to the prior year period.

Fiscal 2021 Outlook

Due to the continued macroeconomic environment uncertainty relating to the COVID-19 pandemic, PFG will not be providing fiscal 2021 financial guidance at this time.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, August 12, 2020, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 100 distribution facilities, thousands of talented associates and valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 200,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, integration of our acquisition of Reinhart and other non-historical statements, including the statements in the “Fiscal 2021 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 29, 2019 filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2019 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•

the impact of COVID-19 pandemic on the global markets, the restaurant industry, and our business specifically has had and is expected to continue to have a material adverse effect on our results of operations;

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation or deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and cost risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portions of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risks that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgments or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;

•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;
•	risks relating to federal, state, and local tax rules;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to raise additional capital;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting;
•	the possibility that the expected synergies and value creation from the Reinhart acquisition will not be realized or will not be realized within the expected time period; and
•	the risk that, as a result of the recent Reinhart acquisition, the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three months ended June 27, 2020	Three months ended June 29, 2019	Fiscal year ended June 27, 2020	Fiscal year ended June 29, 2019
Net sales	$5,774.0	$5,899.1	$25,086.3	$19,743.5
Cost of goods sold	5,134.9	5,199.0	22,217.1	17,230.5
Gross profit	639.1	700.1	2,869.2	2,513.0
Operating expenses	864.7	599.6	2,968.2	2,229.7
Operating (loss) profit	(225.6)	100.5	(99.0)	283.3
Other expense, net:
Interest expense, net	38.0	17.3	116.9	65.4
Other, net	(1.4)	0.1	6.3	(0.4)
Other expense, net	36.6	17.4	123.2	65.0
(Loss) income before taxes	(262.2)	83.1	(222.2)	218.3
Income tax (benefit) expense	(111.0)	19.9	(108.1)	51.5
Net (loss) income	$(151.2)	$63.2	$(114.1)	$166.8
Weighted-average common shares outstanding:
Basic	127.6	103.8	113.0	103.8
Diluted	127.6	105.4	113.0	105.2
(Loss) earnings per common share:
Basic	$(1.19)	$0.61	$(1.01)	$1.61
Diluted	$(1.19)	$0.60	$(1.01)	$1.59

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of June 27, 2020	As of June 29, 2019
ASSETS
Current assets:
Cash	$420.7	$14.7
Accounts receivable, less allowances of $86.7 and $22.0	1,258.6	1,227.3
Inventories, net	1,549.4	1,356.9
Income taxes receivable	156.5	12.0
Prepaid expenses and other current assets	68.7	59.7
Total current assets	3,453.9	2,670.6
Goodwill	1,353.0	765.8
Other intangible assets, net	918.6	194.3
Property, plant and equipment, net	1,479.0	950.5
Operating lease right-of-use assets	441.2	-
Restricted cash and other assets	74.0	72.3
Total assets	$7,719.7	$4,653.5
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,718.4	$1,337.7
Accrued expenses and other current liabilities	678.0	343.3
Long-term debt – current installments	107.6	-
Finance lease obligations-current installments	30.3	18.3
Operating lease obligations-current installments	84.4	-
Total current liabilities	2,618.7	1,699.3
Long-term debt	2,249.3	1,202.9
Deferred income tax liability, net	115.6	108.0
Finance lease obligations, excluding current installments	185.7	128.9
Operating lease obligations, excluding current installments	362.4	-
Other long-term liabilities	177.4	216.2
Total liabilities	5,709.1	3,355.3
Total shareholders’ equity	2,010.6	1,298.2
Total liabilities and shareholders’ equity	$7,719.7	$4,653.5

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Fiscal year ended June 27, 2020	Fiscal year ended June 29, 2019
Cash flows from operating activities:
Net (loss) income	$(114.1)	$166.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	276.3	155.0
Provision for losses on accounts receivables	80.0	11.5
Contingent consideration accretion expense	108.6	—
Non-cash activities	63.9	31.6
Changes in operating assets and liabilities, net:
Accounts receivable	189.0	(50.2)
Inventories	101.7	(98.4)
Income taxes receivable	(145.3)	28.7
Prepaid expenses and other assets	(4.2)	(9.7)
Trade accounts payable and outstanding checks in excess of deposits	39.8	26.7
Accrued expenses and other liabilities	27.9	55.4
Net cash provided by operating activities	623.6	317.4
Cash flows from investing activities:
Purchases of property, plant and equipment	(158.0)	(139.1)
Net cash paid for acquisition	(1,989.0)	(211.6)
Other	1.0	1.3
Net cash used in investing activities	(2,146.0)	(349.4)
Cash flows from financing activities:
Net (payments) borrowings under ABL Facility	(259.0)	78.9
Proceeds from issuance of common stock	828.1	—
Borrowing of Junior Term Loan	110.0	—
Borrowing of Notes due 2027	1,060.0	—
Borrowing of Notes due 2025	275.0	—
Payments under finance lease obligations	(24.2)	(13.2)
Cash paid for shares withheld to cover taxes	(7.9)	(7.5)
Cash paid for acquisitions	(4.8)	(5.7)
Repurchase of common stock	(5.0)	(9.3)
Cash paid for debt issuance, extinguishment and modifications	(46.1)	(4.8)
Other	2.7	1.2
Net cash provided by financing activities	1,928.8	39.6
Net increase in cash and restricted cash	406.4	7.6
Cash and restricted cash, beginning of period	25.4	17.8
Cash and restricted cash, end of period	$431.8	$25.4

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of June 27, 2020	As of June 29, 2019
Cash	$420.7	$14.7
Restricted cash(1)	11.1	10.7
Total cash and restricted cash	$431.8	$25.4

(1)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Fiscal year ended June 27, 2020	Fiscal year ended June 29, 2019
Cash paid during the year for:
Interest	$102.0	$65.7
Income taxes, net of refunds	28.5	10.8

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Diluted loss per share and Free Cash Flow.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted loss per share, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s financial performance or liquidity. EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Diluted loss per share and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s ABL Facility and indentures (other than certain pro forma adjustments permitted under PFG’s ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS and Adjusted Diluted loss per share, which are calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. In the second quarter of fiscal 2020, and in anticipation of the Reinhart acquisition, PFG revised its definition of Adjusted Diluted EPS and Adjusted Diluted loss per share to exclude the effect of intangible asset amortization expense.  For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations.  Intangible asset amortization excluded from Adjusted Diluted EPS and Adjusted Diluted loss per share represents the entire amount recorded within the Company’s GAAP financial statements; whereas the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS or Adjusted Diluted loss per share. Intangible asset amortization is excluded from Adjusted Diluted EPS and Adjusted Diluted loss per share because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Diluted loss per share and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	June 27, 2020	June 29, 2019	Change	%
Net (loss) income (GAAP)	$(151.2)	$63.2	$(214.4)	(339.2)
Interest expense, net	38.0	17.3	20.7	119.7
Income tax (benefit) expense	(111.0)	19.9	(130.9)	(657.8)
Depreciation	60.2	32.5	27.7	85.2
Amortization of intangible assets	30.3	10.2	20.1	197.1
EBITDA (Non-GAAP)	(133.7)	143.1	(276.8)	(193.4)
Non-cash items (A)	6.0	6.9	(0.9)	(13.0)
Acquisition, integration & reorganization charges (B)	122.1	6.5	115.6	1,778.5
Productivity initiatives and other adjustment items (C)	9.4	0.5	8.9	1,780.0
Adjusted EBITDA (Non-GAAP)	$3.8	$157.0	$(153.2)	(97.6)

Diluted earnings per share (GAAP)	$(1.19)	$0.60	$(1.79)	(298.3)
Impact of amortization of intangible assets (D)	0.24	0.10	0.14	140.0
Impact of non-cash items	0.05	0.07	(0.02)	(28.6)
Impact of acquisition, integration & reorganization charges	0.96	0.06	0.90	1,500.0
Impact of productivity initiatives and other adjustment items	0.07	—	0.07	NM
Tax impact of above adjustments	(0.63)	(0.06)	(0.57)	950.0
Impact of net operating loss carryback tax benefit (E)	(0.36)	—	(0.36)	NM
Adjusted Diluted Earnings per Share (Non-GAAP)	$(0.86)	$0.77	$(1.63)	(211.7)

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $3.9 million for both the fourth quarter of fiscal 2020 and fiscal 2019.

B.

Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs. Fiscal 2020 includes $100.1 million of contingent consideration accretion expense related to the acquisition of Eby-Brown and $9.3 million of costs related to information technology projects that the Company is no longer pursuing as a result of the Reinhart acquisition.

C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, as well as amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our ABL Facility and indentures.

D.

Effective in the second quarter of fiscal 2020, the Company revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  Prior year amounts have been revised to conform with the current year presentation.

E.

Represents the estimated one-time tax benefit of $46.3 million related to the carryback of the fiscal 2020 net operating loss to tax years with a statutory rate of 35% compared to the current statutory rate of 21%.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except share and per share data)	June 27, 2020	June 29, 2019	Change	%
Net income (GAAP)	$(114.1)	$166.8	$(280.9)	(168.4)
Interest expense, net	116.9	65.4	51.5	78.7
Income tax expense	(108.1)	51.5	(159.6)	(309.9)
Depreciation	178.5	116.2	62.3	53.6
Amortization of intangible assets	97.8	38.8	59.0	152.1
EBITDA (Non-GAAP)	171.0	438.7	(267.7)	(61.0)
Impact of non-cash items (A)	24.8	19.8	5.0	25.3
Impact of acquisition, integration & reorganization charges (B)	182.8	11.8	171.0	1,449.2
Impact of productivity initiatives and other adjustment items (C)	26.9	5.2	21.7	417.3
Adjusted EBITDA (Non-GAAP)	$405.5	$475.5	$(70.0)	(14.7)

Diluted earnings per share (GAAP)	$(1.01)	$1.59	$(2.60)	(163.5)
Adjustment for dilutive shares	0.01	—	0.01	NM
Impact of amortization of intangible assets (D)	0.86	0.37	0.49	132.4
Impact of non-cash items	0.22	0.19	0.03	15.8
Impact of acquisition, integration & reorganization charges	1.60	0.11	1.49	1,354.5
Impact of productivity initiatives and other adjustment items	0.24	0.04	0.20	500.0
Tax impact of above adjustments	(0.81)	(0.17)	(0.64)	376.5
Impact of net operating loss carryback tax benefit (E)	(0.41)	—	(0.41)	NM
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.70	$2.13	$(1.43)	(67.1)

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $17.9 million and $15.7 million for fiscal 2020 and fiscal 2019, respectively.

B.

Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs. Fiscal 2020 includes $108.6 million of contingent consideration accretion expense related to the acquisition of Eby-Brown and $9.3 million of costs related to information technology projects that the Company is no longer pursuing as a result of the Reinhart acquisition.

C.

Includes $5.8 million of development costs related to certain productivity initiatives the Company is no longer pursuing as a result of the Reinhart acquisition, as well as amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our ABL Facility and indenture.

D.

Effective in the second quarter of fiscal 2020, the Company revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  Prior year amounts have been revised to conform with the current year presentation.

E.

Represents the estimated one-time tax benefit of $46.3 million related to the carryback of the fiscal 2020 net operating loss to tax years with a statutory rate of 35% compared to the current statutory rate of 21%.

(In millions)	Fiscal year ended June 27, 2020	Fiscal year ended June 29, 2019
Net cash provided by operating activities (GAAP)	$623.6	$317.4
Purchases of property, plant and equipment	(158.0)	(139.1)
Free cash flow (Non-GAAP)	$465.6	$178.3

	Fiscal year ended June 27, 2020
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$36.1	$41.2	$(40.2)	$(151.2)
Interest expense, net	17.3	26.4	35.2	38.0
Income tax expense	10.1	13.1	(20.3)	(111.0)
Depreciation	33.9	35.1	49.3	60.2
Amortization of intangible assets	8.8	8.7	50.0	30.3
EBITDA (Non-GAAP)	106.2	124.5	74.0	(133.7)
Impact of non-cash items (A)	7.0	5.7	6.1	6.0
Impact of acquisition, integration & reorganization charges (B)	11.6	12.2	36.9	122.1
Impact of productivity initiatives and other adjustment items (C)	2.9	0.5	14.1	9.4
Adjusted EBITDA (Non-GAAP)	$127.7	$142.9	$131.1	$3.8

Diluted earnings per share (GAAP)	$0.34	$0.39	$(0.35)	$(1.19)
Adjustment for dilutive shares	—	—	0.01	—
Impact of amortization of intangible assets (D)	0.09	0.08	0.43	0.24
Impact of non-cash items	0.06	0.05	0.05	0.05
Impact of acquisition, integration & reorganization charges	0.11	0.12	0.31	0.96
Impact of productivity initiatives and other adjustment items	0.03	—	0.12	0.07
Tax impact of above adjustments	(0.06)	(0.06)	0.01	(0.63)
Impact of net operating loss carryback tax benefit (E)	—	—	—	(0.36)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.57	$0.58	$0.58	$(0.86)

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $4.4 million, $4.4 million, $5.2 million, and $3.9 million for Q1, Q2, Q3, and Q4, respectively.

B.

Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities and facility closing costs. Q4 includes $100.1 million of contingent consideration accretion expense related to the acquisition of Eby-Brown and $9.3 million of costs related to information technology projects that the Company is no longer pursuing as a result of the Reinhart acquisition.

C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense and other adjustments permitted under our ABL Facility and indentures.

D.	Effective in the second quarter of fiscal 2020, the Company revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.
E.

Represents the estimated one-time tax benefit of $46.3 million related to the carryback of the fiscal 2020 net operating loss to tax years with a statutory rate of 35% compared to the current statutory rate of 21%.

	Fiscal year ended June 29, 2019
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$28.2	$43.1	$32.3	$63.2
Interest expense, net	15.6	16.0	16.5	17.3
Income tax expense	7.0	13.2	11.4	19.9
Depreciation	26.9	27.5	29.3	32.5
Amortization of intangible assets	8.6	9.6	10.4	10.2
EBITDA (Non-GAAP)	86.3	109.4	99.9	143.1
Impact of non-cash items (A)	4.9	4.7	3.3	6.9
Impact of acquisition, integration & reorganization charges (B)	2.7	1.3	1.3	6.5
Impact of productivity initiatives and other adjustment items (C)	1.6	1.5	1.6	0.5
Adjusted EBITDA (Non-GAAP)	$95.5	$116.9	$106.1	$157.0

Diluted earnings per share (GAAP)	$0.27	$0.41	$0.31	$0.60
Impact of amortization of intangible assets (D)	0.08	0.09	0.10	0.10
Impact of non-cash items	0.05	0.04	0.03	0.07
Impact of acquisition, integration & reorganization charges	0.03	0.01	0.01	0.06
Impact of productivity initiatives and other adjustment items	0.01	0.02	0.02	—
Tax impact of adjustments	(0.04)	(0.04)	(0.05)	(0.06)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.40	$0.53	$0.42	$0.77

A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $3.8 million, $4.2 million, $3.8 million, and $3.9 million for Q1, Q2, Q3, and Q4, respectively.

B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities and facility closing costs.
C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense and other adjustments permitted under our credit agreement.

D.

Effective in the second quarter of fiscal 2020, the Company revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  Prior year amounts have been revised to conform with the current year presentation.

Segment Results

The Company has two reportable segments:  Foodservice and Vistar.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	June 27, 2020	June 29, 2019	Change	%
Foodservice	$4,012.3	$3,982.0	$30.3	0.8
Vistar	1,759.9	1,915.2	(155.3)	(8.1)
Corporate & All Other	80.1	80.9	(0.8)	(1.0)
Intersegment Eliminations	(78.3)	(79.0)	0.7	0.9
Total net sales	$5,774.0	$5,899.1	$(125.1)	(2.1)

	Year Ended
	June 27, 2020	June 29, 2019	Change	%
Foodservice	$16,740.5	$15,095.1	$1,645.4	10.9
Vistar	8,339.4	4,641.8	3,697.6	79.7
Corporate & All Other	345.8	291.6	54.2	18.6
Intersegment Eliminations	(339.4)	(285.0)	(54.4)	(19.1)
Total net sales	$25,086.3	$19,743.5	$5,342.8	27.1

EBITDA

	Three Months Ended
	June 27, 2020	June 29, 2019	Change	%
Foodservice	$27.0	$132.3	$(105.3)	(79.6)
Vistar	(110.3)	51.6	(161.9)	(313.8)
Corporate & All Other	(50.4)	(40.8)	(9.6)	(23.5)
Total EBITDA	$(133.7)	$143.1	$(276.8)	(193.4)

	Year Ended
	June 27, 2020	June 29, 2019	Change	%
Foodservice	$336.3	$428.0	$(91.7)	(21.4)
Vistar	38.5	165.6	(127.1)	(76.8)
Corporate & All Other	(203.8)	(154.9)	(48.9)	(31.6)
Total EBITDA	$171.0	$438.7	$(267.7)	(61.0)